Exhibit 7.1

JOINT FILING AGREEMENT

The undersigned agree that this Amendment No. 2 to Schedule 13D, and any amendments hereto, relating to the shares of common stock, par value $0.001 per share, of Keyuan Petrochemicals, Inc. shall be filed on behalf of the undersigned.

December 21, 2016

Delight Reward Limited

By:	/s/ Chunfeng Tao
Name:	Chunfeng Tao
Title:	Director

XinKe Petrochemicals Inc.

By:	/s/ Chunfeng Tao
Name:	Chunfeng Tao
Title:	President, CEO, CFO & Secretary

Apex Smart Limited

By:	/s/ Chunfeng Tao
Name:	Chunfeng Tao
Title:	Director

/s/ Chunfeng Tao
Chunfeng Tao

/s/ Zhang Guo Qiang
Zhang Guo Qiang

/s/ Zhu Yingdong
Zhu Yingdong

/s/ Chen Haiping
Chen Haiping

/s/ Feng Jianfen
Feng Jianfen

/s/ Chen Qiaoyun
Chen Qiaoyun

/s/ Wu Youshui
WuYoushui

/s/ Liu Feng
Liu Feng